Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of AmeriGas Partners, L.P. of our report dated November 15, 2002, except as to the conversion of subordinated partnership units described in Note 17 which is as of December 16, 2002, relating to the financial statements and financial statement schedules, and our reports relating to AmeriGas Finance Corp., AmeriGas Eagle Finance Corp., and AP Eagle Finance Corp. dated November 15, 2002, which appears in AmeriGas Partners, L.P.’s Annual Report on Form 10-K for the year ended September 30, 2002. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
January 31, 2003